Exhibit 99.3

COLUMBIA, S.C., June 19, 2013, NuState Energy Holdings, Inc. (Pink Sheets: NSEH), announced that it is planning to enter into the Traditional and Alternative Energy Sector. It has executed Memorandums of Understanding (MOU) and Letters of Intent (LOI) that have the potential, if formalized into definitive agreements, to lead NuState into some exciting energy-related opportunities. One opportunity is to create and/or acquire retail energy providers that are remarketers of natural gas and electricity. Such businesses, also known as Energy Service Companies (“ESCOs”), seek to capitalize on the market opportunity brought about by the deregulation of the electricity industry that has occurred in certain states. Kevin Yates, Chairman and CEO of NuState commented, “We are in advanced stages of discussions with two outstanding candidates, both of whom have backgrounds in the ESCO business, to become NuState’s President and Chief Financial Officer. I would remain with NuState as Chairman and CEO.”

A second energy-related opportunity being developed is for NuState to become an Independent Power Producer (IPP) of electricity in Suriname, South America. This opportunity has evolved as a result of our strategic relationship with GLINS International. Kevin Yates stated, “I have discovered that Suriname is a remarkable country that is bursting with a wide range of untapped opportunities. Our involvement with the GLINS organization has ideally positioned NuState to exploit a number of these business opportunities.” With strong support from the country’s government, the GLINS group of companies is focused on providing assistance in the commercialization of Suriname’s untapped resources. The first and one of the most compelling needs in the country is for traditional and renewable energy.

On May 24, 2013 we executed a Memorandum of Understanding (MOU) with GLINS to conduct a feasibility study in regards to becoming an IPP in Suriname. The study period is anticipated to commence in the next few months and to last for a period not to exceed six months. Kevin Yates would oversee the implementation of this study with close collaboration from GLINS who would orchestrate interviews and discussions about energy-related matters with the utility company of Suriname, relevant government agencies, country experts and service providers.

To further accelerate our potential entry into the IPP market in Suriname, we also have executed an MOU on June 3, 2013 with Caletta Renewable Energy. The MOU establishes the framework for a key strategic partnership with Barletta Engineering Corporation (“Barletta”) as well as associated partnerships with some of the best known integrated energy companies in the country. With over 80 years of experience and 250 employees, Barletta has a reputation for completing general construction, environmental remediation, and power plant construction projects to owner specifications on time and within budget. Currently, Barletta schedules nearly $250 million in contracts annually with values ranging from $5 million to $100 million.

Safe-Harbor Statement under the Private Securities Litigation Reform Act of 1995: This press release may contain forward-looking information within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended (the Exchange Act), including all statements that are not statements of historical fact regarding the intent, belief or current expectations of the company, its directors or its officers with respect to, among other things: (i) the company's financing plans; (ii) trends affecting the company's financial condition or results of operations; (iii) the company's growth strategy and operating strategy; and (iv) the declaration and payment of dividends. The words "may," "would," "will," "expect," "estimate," "anticipate," "believe," "intend" and similar expressions and variations thereof are intended to identify forward-looking statements. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, many of which are beyond the company's ability to control, and that actual results may differ materially from those projected in the forward-looking statements as a result of various factors including the risk disclosed in the company's Forms 10-K and 10-Q filed with the SEC.

SOURCE NuState Energy Holdings, Inc.

NuState’s headquarters are located at 1201 Main Street, Suite 1980, Columbia, S.C. 29201. 803-748-1309